MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANT’S

10544 ALTON AVE NE

SEATTLE, WA  98125

206.353.5736

REGISTERED AUDITOR'S CONSENT

Through May 5, 2015, Harris & Gillespie CPA’s, PLLC (the “Harris & Gillespie Entity”) was the independent registered public accounting firm of Lepota Inc. (the “Company”). Mr. Michael Gillespie was the audit partner at the Harris & Gillespie Entity responsible for auditing the Company. On June 9, 2015, Mr. Gillespie informed Iurii Iurtaev, the Company’s chief executive officer and a member of the Company’s Board of Directors (the “Board”), that the Harris & Gillespie Entity was in the process being dissolved. On January 15, 2015, Mr. Gillespie formed a new entity called Gillespie & Associates, PLLC (the “Michael Gillespie Entity”). On June 9, 2015, the Board dismissed the Harris & Gillespie Entity as its independent registered public accounting firm and engaged the Michael Gillespie Entity as the Company’s independent registered public accounting firm. Mr. Gillespie is the audit partner at the Michael Gillespie Entity that is responsible for auditing the Company.

Michael Gillespie & Associates, PLLC, of 10544 Alton Avenue NE, Seattle, WA 98125, do hereby consent to the use of our reports dated August 25, 2014 on the financial statements of Lepota Inc. as of July 31, 2014 and the related statements of operations, stockholders’ equity/(deficit) and cash flows for the period then ended be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. We also consent to your use of our name as an expert in the appropriate sections of those filings.

Dated this 9th day of June 2015

/S/ MICHAEL GILLESPIE & ASSOCIATED, PLLC

MICHAEL GILLESPIE & ASSOCIATES, PLLC

Certified Public Accountants